For Immediate Release

MEMC ANNOUNCES GLOBAL RESTRUCTURING

Immediate Actions To Reduce Costs, Improve Cash Flow and
Position MEMC for Profitable Long-Term Growth

St. Peters, MO, December 8, 2011 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced a series of actions to be taken during the fourth quarter of 2011 and the first quarter of 2012 that will reduce the company’s global workforce, right size its production capacity and accelerate operating cost reductions in 2012 and beyond.  The actions better align the business to current and expected market conditions in the semiconductor and solar markets and are expected to improve the company’s overall cost competitiveness and increase cash flow generation across all segments.

As a result of market conditions and the actions announced today, MEMC expects to take a charge in the fourth quarter of 2011 of approximately $700 million, of which approximately $520 million is expected to be non-cash.  Cash use associated with the restructuring is expected to be approximately $180 million, more than half of which is expected to occur after 2012.  The company projects annualized cash flow benefits to exceed $200 million by the end of 2012 through labor productivity, procurement savings, and a more efficient asset base.

In addition to the charges related to the global restructuring announced today, the company is evaluating existing goodwill and deferred tax assets.  An additional non-cash charge associated with the potential impairment of goodwill is expected to be taken in the 2011 fourth quarter, and based on preliminary results of MEMC’s annual goodwill impairment testing, could range from $200 million to $400 million.  A non-cash charge related to the potential realizability of deferred tax assets is also expected to be taken in the 2011 fourth quarter which could range from $225 million to $275 million.

“We believe these actions strengthen MEMC in the near term and position us for more profitable growth in our core businesses – semiconductor wafers and solar energy systems,” said Ahmad Chatila, MEMC’s Chief Executive Officer. “Changed market conditions require that we improve productivity across all segments and in solar move to a more balanced manufacturing model aligned with our downstream business.  We are moving quickly on these carefully considered actions and expect increased cash flow during the next year.  Going forward, we remain committed to our tradition of providing advanced technology and superior service to our global semiconductor and solar customers.”

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Summary of Restructuring Activities
Restructuring actions to improve the cash flow outlook for the company are broad based, covering all segments and impacting a substantial number of employees and production assets.  The company expects these actions to result in a leaner and more focused business serving semiconductor wafer and solar energy systems customers.  These actions are expected to reduce operating expenses by over 15% versus the company’s current run rate.
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As part of this restructuring, MEMC will reduce its total workforce by over 1,300 persons worldwide, approximately 20% of the company’s employees.  Of the reductions, approximately 250 positions are in the United States, and an estimated 41% are in the Semiconductor Materials segment and 47% are in the Solar Materials segment;

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Having substantially completed a multi-year realignment of our global semiconductor crystal and wafer manufacturing footprint, the company is undertaking more aggressive productivity initiatives to implement best practices across sites;

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The company intends to idle its Merano, Italy polysilicon facility, up to 6,000 metric tons of annual capacity, and may close it unless dramatic feedstock, power, and other cost reductions are achieved in the near term.  The company is working with the province and key suppliers to determine the feasibility of such reductions;

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To improve costs and alignment with current market conditions, the company will reduce production capacity at its Portland, Oregon crystal facility to allow us to optimize the technology utilized at this facility, and will limit the ramp of the Kuching, Malaysia wafering facility to 300MW; and

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To focus on providing our downstream solar customers the highest quality and lowest cost systems and achieve improved operating efficiencies, the Solar Materials and SunEdison business units will be consolidated into a single Solar Energy business unit, effective January 1, 2012.

Summary of Restructuring Related Financial Matters
As a result of these initiatives and overall semiconductor and solar market conditions, the company expects to incur total charges of approximately $700 million, of which approximately $520 million is non-cash.  The charges consist of the following:
•	Approximately $475 million in asset impairments (non-cash charge), primarily reduction in capacity at manufacturing sites, including Merano;
•	Approximately $175 million in contract termination charges, some of which would be non-cash; and
•	Approximately $50 million in severance benefits to terminated employees, to be paid out largely by the end of the second quarter of 2012.

Summary of Non-Restructuring Related Impairment Financial Matters
Based on the current market capitalization of MEMC and market outlook, additional non-cash charges associated with the potential impairment of goodwill and the potential realizability of deferred tax assets are expected to be taken in the 2011 fourth quarter.  These charges would consist of the following:
•	An estimated $200 million to $400 million of goodwill impairment driven by MEMC’s current market capitalization, which goodwill is related to the Solar Energy segment; and
•	An estimated $225 million to $275 million of deferred tax asset valuation allowance on less positive evidence of realizability of these tax assets.
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Fourth Quarter Outlook
As a result of underlying semiconductor and solar market conditions, MEMC is revising its fourth quarter 2011 guidance.  Current expectations for the range for fourth quarter 2011 non-GAAP EPS is ($0.05) to $0.10 and for non-GAAP revenue is $789 million to $861 million.  These non-GAAP future performance measures exclude all fourth quarter restructuring and impairment charges discussed above.  The company expects fourth quarter 2011 GAAP EPS in the range of ($5.20) to ($6.38) and GAAP revenues in the range of $523 million to $585 million.  Capital market and liquidity risks in Europe may impact the timing of planned fourth quarter 2011 SunEdison project sales and pricing, which would result in a shift of these project sales into 2012 and some reduction in both GAAP and non-GAAP fourth quarter revenues and EPS discussed above.  The reconciliation table at the end of this press release provides a complete reconciliation of these non-GAAP to GAAP measures.

Conference Call
The company will discuss the global restructuring initiatives and the financial matters set out in this press release during a conference call to be held on December 8, 2011 at 8:30 a.m. Eastern Time.  Investors are invited to listen to a broadcast of the MEMC conference call to discuss these restructuring activities.  A live webcast will take place December 8, 2011 at 8:30 a.m. Eastern Time at www.memc.com.  Participating in the call will be Ahmad Chatila, Chief Executive Officer, and Mark Murphy, Chief Financial Officer.  A replay of the call will be available until 11:59 p.m. Eastern Time on December 15, 2011 on the company's website at www.memc.com.

The company also filed a Form 8-K with the Securities and Exchange Commission today with additional information about these actions.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol "WFR" and is included in the S&P 500 Index. For more information about MEMC, please visit www.memc.com.

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Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that MEMC expects to take a charge of approximately $700 million (approximately $520 million of which is a non-cash charge), mostly in the fourth quarter of 2011; cash use of approximately $180 million, with more than half of the cash use expected to occur after 2012; projected annualized cash flow benefits from the restructuring to exceed $200 million by the end of 2012; that goodwill impairment charges that are expected to be taken in connection with MEMC’s annual goodwill impairment testing could range from $200 million to $400 million; that a non-cash charge related to the potential realizability of MEMC’s U.S. deferred tax assets expected to be taken in the 2011 fourth quarter could range from $225 million to $275 million; that these actions are expected to reduce operating expenses by over 15% versus the company’s current run rate; that the company will incur approximately $475 million in asset impairments (non-cash charge), approximately $175 million in contract termination charges and approximately $50 million in severance benefits to terminated employees, to be largely paid out by the second quarter of 2012; that excluding the above restructuring and impairment charges, fourth quarter 2011 non-GAAP EPS is expected to be ($0.05) - $0.10 and fourth quarter 2011 non-GAAP revenue is expected to be $789 million to $861 million; that 2011 fourth quarter GAAP EPS is expected to be ($5.20) to ($6.38); and that fourth quarter 2011 GAAP revenue range is $523 million to $585 million.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Potential risks and uncertainties include credit market and liquidity risk in Europe and throughout the world; our ability to realize the projected or expected benefits of our announced closings and/or restructurings; concentrated project development risks related to large scale solar projects; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; market demand for our products and services; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the availability of attractive project finance and other capital for SunEdison projects; general economic conditions, including changes in interest rates and currency exchange rates; the need to incur additional impairment charges on long lived assets and goodwill or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States or elsewhere; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; changes to accounting interpretations or accounting rules; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Ipoh facility; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers, the ability of our customers to pay their debts as they become due; our ability to maintain future growth; failure of third-party subcontractors to construct and install our solar energy systems within the expected timeframes; customer acceptance of our new products; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in the restructuring of our manufacturing operations across different plants; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; the integration of our acquisitions, including acquisitions of pipeline in our SunEdison business, or any future acquisitions; changes in product specifications and manufacturing processes; changes in financial market conditions generally; changes in foreign economic and political conditions; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; changes in technology; the impact of competitive products and technologies and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES (Unaudited) [A]

	2011 Guidance
	Three-months ended December 31, 2011
	Low Estimate of Sales		High Estimate of Sales
(In millions except per share data)	Low Estimate of Adjustments	High Estimate of Adjustments	Low Estimate of Adjustments	High Estimate of Adjustments
Non-GAAP Financial Measures
Non-GAAP net sales	$789.0	$789.0	$861.0	$861.0
Adjusted GAAP net loss	(95.0)	(95.0)	(74.0)	(74.0)
Non-GAAP net (loss) income	(12.0)	(12.0)	22.0	22.0
Non-GAAP fully diluted (loss) income per share	(0.05)	(0.05)	0.10	0.10

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$523.0	$523.0	$585.0	$585.0
Direct sales [B]	50.0	50.0	60.0	60.0
Financing sale-leasebacks [C]	216.0	216.0	216.0	216.0
Non-GAAP net sales	$789.0	$789.0	$861.0	$861.0

Adjusted GAAP net loss [D]
GAAP net loss	$(1,220.0)	$(1,470.0)	$(1,199.0)	$(1,449.0)
Restructuring, impairment and other	700.0	700.0	700.0	700.0
Goodwill impairment	200.0	400.0	200.0	400.0
Deferred tax valuation allowance	225.0	275.0	225.0	275.0
Adjusted GAAP net loss	$(95.0)	$(95.0)	$(74.0)	$(74.0)

Recurring Non-GAAP adjustments, net of tax [B, C and E]	83.0	83.0	96.0	96.0

Non-GAAP net (loss) income	$(12.0)	$(12.0)	$22.0	$22.0

GAAP fully diluted loss per share	$(5.30)	$(6.38)	$(5.20)	$(6.29)
Adjustments to GAAP	4.89	5.97	4.88	5.97
Recurring Non-GAAP adjustments	0.36	0.36	0.42	0.42
Non-GAAP fully diluted (loss) income per share	$(0.05)	$(0.05)	$0.10	$0.10

[A]
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting.  In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment (SunEdison). The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows.  Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business.   These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]
These non-GAAP measures include adjustments to revenue in the Company’s Solar Energy segment from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method.  The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems.  This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built.  Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees.  For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]
Adjustment relates to revenue from SunEdison sale/leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP.  Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions.  These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option.  This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D]
These special adjustments relate to non-cash charges (goodwill and deferred tax asset impairments), restructuring and other costs (primarily non-cash) to streamline future operations.  Management believes it is useful as more representative of the results of the continuing operations in the reporting period to have non-GAAP EPS reflect exclusion of these charges.  This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

[E]	Income tax has been calculated using the estimated incremental tax rate for MEMC in the jurisdictions giving rise to the operating income adjustment.